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                                                              EXHIBIT 4(e)(i)(A)



                  (THIS DOCUMENT IS NOT PART OF A PROSPECTUS)

              INDIVIDUAL RETIREMENT ANNUITY DISCLOSURE STATEMENT
                                   INTRODUCTION

THIS DISCLOSURE STATEMENT IS DESIGNED FOR OWNERS OF IRAS ISSUED BY AMERICAN GENERAL LIFE INSURANCE COMPANY ON OR AFTER MAY 1, 2001.

This Disclosure Statement is not part of your annuity contract but contains general and standardized information which must be furnished to each person who is issued an Individual Retirement Annuity. You must refer to your annuity contract to determine your specific rights and obligations thereunder.

                                   REVOCATION

If you are purchasing a new or rollover IRA, then if for any reason you, as a recipient of this Disclosure Statement, decide within 20 days from the date your annuity contract is delivered that you do not desire to retain your IRA, written notification to the Company must be mailed, together with your annuity contract, within that period. If such notice is mailed within 20 days, current annuity contract value or contributions if required, without adjustments for any applicable sales commissions or administrative expenses, will be refunded.

MAIL NOTIFICATION OF REVOCATION AND YOUR ANNUITY CONTRACT TO:
               American General Life Insurance Company
               Annuity Administration Department
               P. O. Box 1401
               Houston, Texas  77251-1401
               Phone No. (800) 277-0914 and (281) 878-7409

                                   ELIGIBILITY


Under Internal Revenue Code ("Code") Section 219, if you are not an active participant (see A. below), you may make a contribution of up to the lesser of $2,000 or 100% of compensation and take a deduction for the entire amount contributed. If you are a married individual filing a joint return, and your compensation is less than your spouse's, the total deduction will, in general, be the lesser of $4,000 or 100% of the combined earned income of both spouses, reduced by any deduction for an IRA purchase payment allowed to your spouse. If you are an active participant, but have an adjusted gross income (AGI) below a certain level (see B. below), you may still make a deductible contribution. If, however, you or your spouse is an active participant and your combined AGI is above the specified level, the amount of the deductible contribution you may make to an IRA will be phased down and eventually eliminated.

A.  ACTIVE PARTICIPANT

You are an "active participant" for a year if you are covered by a retirement plan. You are covered by a "retirement plan" for a year if your employer or union has a retirement plan under which money is added to your account or you are eligible to earn retirement credits. For example, if you are covered under a profit-sharing plan, certain government plans, a salary reduction arrangement (such as a tax

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sheltered annuity arrangement or a 401(k) plan), a Simplified Employee Pension program (SEP), any Simple Retirement Account or a plan which promises you a retirement benefit which is based upon the number of years of service you have with the employer, you are likely to be an active participant. Your Form W-2 for the year should indicate your participation status.

You are an active participant for a year even if you are not yet vested in your retirement benefit. Also, if you make required contributions or voluntary employee contributions to a retirement plan, you are an active participant. In certain plans, you may be an active participant even if you were only with the employer for part of the year.

You are not considered an active participant if you are covered in a plan only because of your service as 1) an Armed Forces Reservist for less than 90 days of active service, or 2) a volunteer firefighter covered for firefighting service by a government plan. Of course, if you are covered in any other plan, these exceptions do not apply.

If you are married, (i) filed a separate tax return, and did not live with your spouse at any time during the year, or (ii) filed a joint return and have a joint AGI of less than $150,000, your spouse's active participation will not affect your ability to make deductible contributions. If you are married and file jointly, your deduction will be phased out between an AGI of $150,000 to $160,000.

B.  ADJUSTED GROSS INCOME (AGI)

If you are an active participant, you must look at your Adjusted Gross Income for the year (if you and your spouse file a joint tax return, you use your combined AGI) to determine whether you can make a deductible IRA contribution. Your tax return will show you how to calculate your AGI for this purpose. If you are at or below a certain AGI level, called the Threshold Level, you are treated as if you were not an active participant and can make a deductible contribution under the same rules as a person who is not an active participant.

If you are single, the Threshold Level is $32,000 for 2000. If you are married and file a joint tax return, the Threshold Level is $52,000 for 2000. If you are married but file a separate tax return, the Threshold Level will be $0.

For taxable years beginning in 2000, the Threshold Levels for single individuals and for married individuals filing jointly increases as follows:

                                        Threshold Level
                                     ---------------------
For taxable years beginning in:      Single        Married
----------------------------------   -------       -------
                                              (filing jointly)
                                              ----------------
2000..............................   $32,000       $52,000
2001..............................   $33,000       $53,000
2002..............................   $34,000       $54,000
2003..............................   $40,000       $60,000
2004..............................   $45,000       $65,000
2005..............................   $50,000       $70,000
2006..............................   $50,000       $75,000
2007 and thereafter...............   $50,000       $80,000

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       A married individual filing a joint tax return, who is not an active participant, but whose spouse is, may, in any year, make deductible IRA contributions equal to the lesser of $2,000 or 100% of the individual's earned income. The Threshold Level for such individual is $150,000.

       If your AGI is less than $10,000 above your Threshold Level, you will still be able to make a deductible contribution, but it will be limited in amount. The amount by which your AGI exceeds your Threshold Level

        (AGI - Threshold Level) is called your Excess AGI. The Maximum Allowable Deduction is $2,000. In the case of a married individual filing jointly and earning less than his or her spouse, the maximum Allowable Deduction is the lesser of $2,000 or the spouse's income, less any deductible IRA contributions or contributions to a Roth IRA. You can estimate your Deduction Limit as follows:

       (Your Deduction Limit may be slightly higher if you use this formula rather than the table provided by the IRS.)

       $10,000 - Excess AGI  x  Maximum Allowable Deduction  =  Deduction Limit
       --------------------
          $10,000

          For the taxable year beginning in 2007, the deduction limit for married individuals filing jointly will be determined as follows:

       $10,000 - Excess AGI  x  Maximum Allowable Deduction  = Deduction Limit
       ----------------------
          $20,000

          You must round up the result to the next highest $10 level (the next highest number which ends in zero). For example, if the result is $1,525, you must round it up to $1,530. If the final result is below $200 but above zero, your Deduction Limit is $200. Your Deduction Limit cannot, in any event, exceed 100% of your compensation.

     EXAMPLE 1: Ms. Smith, a single person, is an active participant and has an AGI of $38,619. In 2000, she would calculate her deductible IRA contribution as follows:

       Her AGI is $38,619
       Her Threshold Level is $32,000
       Her Excess AGI is (AGI - Threshold Level) or ($38,619-$32,000) = $6,619 Her Maximum Allowable Deduction is $2,000

       So, her IRA deduction limit is:

               $10,000 - $6,619  x  $2,000 = $676 (rounded to $680)
               ----------------
                    $10,000

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     EXAMPLE 2:  Mr. and Mrs. Young file a joint tax return.  Each spouse earns more than $2,000 and one is an active participant. Their 2000 combined AGI is $55,255. Neither spouse contributed to a Roth IRA. They may each contribute to an IRA and calculate their deductible contributions to each IRA as follows:

       Their AGI is $55,255
       Their Threshold Level is $52,000
       Their Excess AGI is (AGI - Threshold Level) or ($55,255-$52,000) = $3,255 The Maximum Allowable Deduction for each spouse is $2,000
       So, each spouse may compute his or her IRA deduction limit as follows:

               $10,000 - 3,255  x  $2,000 = $1,349 (rounded to $1,350)
               ---------------
                  $10,000

     EXAMPLE 3: If, in Example 2, Mr. Young did not earn any compensation, each spouse could still contribute to an IRA and calculate their deductible contribution to each IRA as in Example 2.

     EXAMPLE 4: In 2000, Mr. Jones, a married person, files a separate tax return and is an active participant. He has $1,500 of compensation and wishes to make a deductible contribution to an IRA.

       His AGI is $1,500
       His Threshold Level is $0
       His Excess AGI is (AGI - Threshold Level) or $1,500-$0 = $1,500 His Maximum Allowable Deduction is $2,000
       So, his IRA deduction limit is:
            $10,000 - $1,500  x  $2,000 = $1,700
            ----------------
               $10,000

       Even though his IRA deduction limit under the formula is $1,700, Mr. Jones may not deduct an amount in excess of his compensation, so, his actual deduction is limited to $1,500.

                    NON-DEDUCTIBLE CONTRIBUTIONS TO IRAs

Even if you are above the Threshold Level and thus may not make a deductible contribution of up to $2,000 (or up to $4,000 in the case of married individuals filing a joint return), you may still contribute up to the lesser of 100% of compensation or $2,000 to an IRA ($4,000 in the case of married individuals filing a joint return). The amount of your contribution which is not deductible will be a non-deductible contribution to the IRA. You may also choose to make a contribution non-deductible even if you could have deducted part or all of the contribution. Interest or other earnings on your IRA contribution, whether from deductible or non-deductible contributions, will not be taxable to you until taken out of your IRA and distributed to you.

If you make a non-deductible contribution to an IRA, you must report the amount of the non-deductible contribution to the IRS on Form 8606 as a part of your tax return for the year.

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You may make a $2,000 contribution (or up to $4,000 in the case of married individuals filing a joint return) at any time during the year, if your compensation for the year will be at least $2,000 (or up to $4,000 in the case of married individuals filing a joint return), without having to know how much will be deductible. When you fill out your return, you may then figure out how much is deductible.

You may withdraw an IRA contribution made for a year any time before April 15 of the following year. If you do so, you must also withdraw the earnings attributable to that portion and report the earnings as income for the year for which the contribution was made. If some portion of your contribution is not deductible, you may decide either to withdraw the non-deductible amount, or to leave it in the IRA and designate that portion as a non-deductible contribution on your tax return.

                               IRA DISTRIBUTIONS

Generally, IRA distributions which are not rolled over (see "Rollover IRA Rules," below) are included in your gross income in the year they are received. Non-deductible IRA contributions, however, are made using income which has already been taxed (that is, they are not deductible contributions). Thus, the portion of the IRA distributions consisting of non-deductible contributions will not be taxed again when received by you. If you make any non-deductible IRA contributions, each distribution from your IRA(s) will consist of a non-taxable portion (return of deductible contributions, if any, and account earnings).

Thus, you may not take a distribution which is entirely tax-free. The following formula is used to determine the non-taxable portion of your distributions for a taxable year:

  Remaining
  Non-Deductible Contributions x Total Distributions = Nontaxable Distributions
  ----------------------------
  Year-End Total IRA Balances    (for the year)        (for the year)

  To figure the year-end total IRA balance, you treat all of your IRAs as a single IRA. This includes all regular IRAs (whether accounts or annuities), as well as Simplified Employee Pension (SEP) IRAs, and Rollover IRAs. You also add back the distributions taken during the year.

  EXAMPLE: An individual makes the following contributions to his or her IRA(s).


YEAR          DEDUCTIBLE   NON-DEDUCTIBLE
----          ----------   --------------

1991........    $2,000
1992........     1,800
1995........     1,000           $1,000
1997........       600            1,400
                ------           ------
                $5,400           $2,400

Deductible Contributions:......  $5,400
Non-Deductible Contributions:..   2,400
Earnings on IRAs:..............   1,200
                                 ------
Total Account Balance of IRA(s)
  as of 12/31/00:..............  $9,000
(before distributions in 2000).

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In 2000, the individual takes a distribution of $3,000.  The total account balance in the IRAs on 12/31/00 before 2000 distributions is $9,000. The non-taxable portion of the distributions for 2000 is figured as follows:

Total non-deductible contributions                      $2,400 x $3,000 = $800
                                                        ------
Total account balance in the IRAs, before distributions $9,000


Thus, $800 of the $3,000 distribution in 2000 will not be included in the individual's taxable income. The remaining $2,200 will be taxable for 2000.

                                   ROLLOVER IRA RULES
1.  IRA TO IRA

You may withdraw, tax-free, all or part of the assets from an IRA and reinvest them in one or more IRAs. The reinvestment must be completed within 60 days of receipt of the withdrawal. No IRA deduction is allowed for the reinvestment. Amounts required to be distributed because the individual has reached age 70-1/2 may not be rolled over. The rollover of one IRA to another may be made no more than once during a one year period.

2.  EMPLOYER PLAN DISTRIBUTIONS TO IRA

All taxable distributions (known as "eligible rollover distributions") from qualified pension, profit-sharing, stock bonus and tax sheltered annuity plans may be rolled over to an IRA, with the exception of (1) annuities paid over a life or life expectancy, (2) installments for a period of ten years or more, and
(3) required minimum distributions under section 401(a)(9).

Rollovers may be accomplished in two ways. First, you may elect to have an eligible rollover distribution paid directly to an IRA (a "direct rollover"). Second, you may receive the distribution directly and then, within 60 days of receipt, roll the amount over to an IRA. Under the law, however, any amount that you elect not to have distributed as a direct rollover will be subject to 20 percent income tax withholding, and, if you are younger than age 59-1/2, may result in a 10% excise tax on any amount of the distribution that is included in income. Questions regarding distribution options under the Act should be directed to your Plan Trustee or Plan Administrator, or may be answered by consulting IRS Regulations (S)1.401(a)(31)-1, (S)1.402(c)-2T and
(S)31.3405(c)-1.

                     PENALTIES FOR PREMATURE DISTRIBUTIONS

If you receive a distribution from your IRA before you reach age 59-1/2, an additional tax of 10 percent will be imposed under Code (S)72(t), unless the distribution (a) occurs because of your death or disability, (b) is for certain medical care expenses or to an unemployed individual for health insurance premiums, (c) is received as a part of a series of substantially equal payments over your life or life expectancy, (d) is received as a part of a series of substantially equal payments over the lives or life expectancy of you and your beneficiary, or (e) the distribution is contributed to a rollover IRA, (f) is used for a qualified first time home purchase for you, your spouse, children, grandchildren, or ancestor, subject to a $10,000 lifetime maximum or (g) is for higher education purposes for you, your spouse, children or grandchildren.

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                             MINIMUM DISTRIBUTIONS

Under the rules set forth in Code (S)408(b)(3) and (S)401(a)(9), you may not leave the funds in your annuity contract indefinitely. Certain minimum distributions are required. These required minimum distributions may be taken in one of two ways: (a) by withdrawing the balance of your annuity contract by a "required beginning date," usually April 1 of the year following the date at which you reach age 70-1/2; or (b) by withdrawing periodic distributions of the balance in your annuity contract by the required beginning date.

On January 11, 2001, the IRS issued new proposed regulations simplifying how required minimum distributions are calculated. The new rules are still complex. Generally, the new rules must be used for calendar years beginning January 1, 2002 and everyone will be required to use the same method using a simple uniform table regardless of IRA beneficiary with the exception of spousal beneficiaries more than 10 years younger than the participant. In most cases, the new required minimum distribution amount is less than under the old rules. Again, you are urged to contact your tax adviser regarding these new rules.

If you do not satisfy the minimum distribution requirements, then, pursuant to Code (S)4974, you may have to pay a 50% excise tax on the amount not distributed as required that year.

The foregoing minimum distribution rules are discussed in detail in IRS Publication 590, "Individual Retirement Arrangements."

                                   REPORTING

You are required to report penalty taxes due on excess contributions, excess accumulations, premature distributions, and prohibited transactions. Currently, IRS Form 5329 is used to report such information to the Internal Revenue Service.

                            PROHIBITED TRANSACTIONS

Neither you nor your beneficiary may engage in a prohibited transaction, as that term is defined in Code (S)4975.

Borrowing any money from this IRA would, under Code (S)408(e)(3), cause the annuity contract to cease to be an Individual Retirement Annuity and would result in the value of the annuity being included in the owner's gross income in the taxable year in which such loan is made.

Use of this annuity contract as security for a loan from the Company, if such loan were otherwise permitted, would, under Code (S)408(e)(4), cause the portion so used to be treated as a taxable distribution.

                             EXCESS CONTRIBUTIONS

Tax Code (S)4973 imposes a 6 percent excise tax as a penalty for an excess contribution to an IRA. An excess contribution is the excess of the deductible and nondeductible amounts contributed by the Owner to an IRA for that year over the lesser of his or her taxable compensation or $2,000. (Different limits apply in the case of a spousal IRA arrangement.) If the excess contribution is not withdrawn by the due date of your tax return (including extensions) you will be subject to the penalty. This 6% excise tax is required to be paid each year that the excess contribution remains in the IRA.

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                                 IRS APPROVAL

Your annuity contract and IRA endorsement have been approved by the Internal Revenue Service as a tax qualified Individual Retirement Annuity. When received, such approval by the Internal Revenue Service is a determination only as to the form of the annuity and does not represent a determination of the merits of such annuity.

This disclosure statement is intended to provide an overview of the applicable tax laws relating to Individual Retirement Arrangements. It is not intended to constitute a comprehensive explanation as to the tax consequences of your IRA. AS WITH ALL SIGNIFICANT TRANSACTIONS SUCH AS THE ESTABLISHMENT OR MAINTENANCE OF, OR WITHDRAWAL FROM AN IRA, APPROPRIATE TAX AND LEGAL COUNSEL SHOULD BE CONSULTED. Further information may also be acquired by contacting your IRS District Office or consulting IRS Publication 590.

                             FINANCIAL DISCLOSURE
            (WM STRATEGIC ASSET MANAGER, FORM NOS. 97010 AND 97011)

This Financial Disclosure is applicable to IRAs using a WM Strategic Asset Manager Variable Annuity (contract form numbers 97010 and 97011) purchased from American General Life Insurance Company on or after May 1, 2001. Earnings under variable annuities are not guaranteed, and depend on the performance of the investment option(s) selected. As such, earnings cannot be projected. Set forth below are the charges associated with such annuities.

CHARGES:

  (a) Annual contract maintenance charge of $35 deducted at the end of each contract year (waived if cumulative contributions are $50,000 or more).

  (b) A maximum charge of $25 for each transfer, in excess of 12 free transfers annually, of contract value between divisions of the Separate Account.

  (c) To compensate for mortality and expense risks assumed under the contract, variable divisions only will incur a daily charge at an annualized rate of 1.25% of the average Separate Account Value of the contract during both the Accumulation and the Payout Phase.

  (d) Premium taxes, if applicable, may be charged against Accumulation Value at time of annuitization or upon the death of the Annuitant. If a jurisdiction imposes premium taxes at the time purchase payments are made, the Company may deduct a charge at that time, or defer the charge until the purchase payments are withdrawn, whether on account of a full or partial surrender, annuitization, or death of the Annuitant.

  (e) If the contract is surrendered, or if a withdrawal is made, there may be a Surrender Charge. The Surrender Charge equals the sum of the following:

          7% of purchase payments for surrenders and withdrawals made during the first contract year following receipt of the purchase payment surrendered;

          6% of purchase payments for surrenders and withdrawals made during the second contract year following receipt of the purchase payment surrendered;

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          5% of purchase payments for surrenders and withdrawals made during the third contract year following receipt of the purchase payment surrendered;

          5% of purchase payments for surrenders and withdrawals made during the fourth contract year following receipt of the purchase payment surrendered;

          4% of purchase payments for surrenders and withdrawals made during the fifth contract year following receipt of the purchase payment surrendered;

          3% of purchase payments for surrenders and withdrawals made during the sixth contract year following receipt of the purchase payment surrendered;

          2% of purchase payments for surrenders and withdrawals made during the seventh contract year following receipt of the purchase payment surrendered.

       There will be no charge imposed for surrenders and withdrawals made during the eighth and subsequent contract years following receipt of the purchase payments surrendered.

       Under certain circumstances described in the contract, portions of a partial withdrawal may be exempt from the Surrender Charge.

  (f) To compensate for administrative expenses, a daily charge will be incurred at an annualized rate of .15% of the average Separate Account Value of the contract during the Accumulation and the Payout Phase.

  (g) Each variable division will be charged a fee for asset management and other expenses deducted directly from the underlying fund during the Accumulation and Payout Phase. Total fees will range between 0.28% and 1.13%.

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